EXHIBIT 99
                                Selected Information
                            Relating to the Receivables

                          Ford Credit 1994-A Grantor Trust


Total amount of 1994 distributions to
Class A Certificateholders allocable to principal.....$224,198,964.41

Total amount of 1994 distributions to
Class A Certificateholders allocable to interest .....$ 33,995,002.86

Total amount of Class A servicing fees
paid in 1994 to Servicer..............................$  5,354,149.81